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                                 Exhibit 99.1

         BOSTON LIFE SCIENCES' ALTROPANE SUCCESSFUL IN PHASE III STUDY

Parkinson's Disease diagnostic demonstrates statistically significant positive results

July 27, 2000--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the results of its Phase III clinical trial of Altropane as a diagnostic for Parkinson's Disease ("PD") had successfully confirmed Altropane's ability to differentiate Parkinson's movement disorders (including Parkinson's Disease) from other movement disorders. The primary efficacy endpoints, "Specificity" and "Sensitivity" were both statistically significant. The Company's Phase II clinical trial previously demonstrated Altropane's utility in differentiating normal patients from those with PD.

"We are delighted with these results which, we believe, document Altropane's ability to reliably differentiate Parkinsonian from non-Parkinsonian movement disorders," stated Dr. Marc Lanser, Chief Scientific Officer of BLSI. "We believe that the results obtained in this study for Specificity and Sensitivity rank among the best reported for approved diagnostic nuclear medicine agents in general, and are further complemented by the excellent results achieved in our Phase II trial. It is widely acknowledged that the accuracy of the initial clinical diagnosis of PD by physicians needs to be improved. There is no other diagnostic for PD in the U.S., either approved or in active clinical trials. We believe, therefore, that Altropane could be a unique new and effective tool in increasing the reliability of initial diagnosis, and thus aid in the determination of appropriate therapy," added Dr. Lanser.

The multi-center Phase III study was designed to assess the Sensitivity and Specificity of Altropane-SPECT scanning in a sample population representative of those individuals that consult with neurologists or internists for undiagnosed movement disorders. The study enrolled 95 subjects having the clinical diagnosis of Parkinsonian Syndrome ("PS") and 70 patients having non-Parkinsonian Syndrome movement disorders with clinical features similar to PS but whose symptoms are caused by something other than a destruction of dopamine producing cells. These clinical diagnoses were made by expert neurologists specializing in movement disorders. Altropane SPECT scans were performed on each subject and were reviewed by an independent three-member panel of nuclear medicine physicians specializing in neuroimaging, who had no knowledge of the clinical diagnosis. The Altropane scans were read and categorized as being consistent with either PS or non-PS, and were then compared to the expert clinical diagnosis. Specificity was 86%, Sensitivity was 75%, and overall accuracy was 80%. "Since clinical diagnosis has been shown to be wrong 25-30% of the time, we believe that the excellent specificity shown by Altropane in
this study is particularly important," noted Dr. Lanser.   Only six scans (out
of 160) could not be read due to technical or other difficulties. There were no Altropane-related adverse events reported in the study. The Company looks forward to presenting the Phase III and other related data to the FDA. However, there can be no assurance that these clinical results, or the related safety and manufacturing data, will be sufficient for the filing of an NDA or for approval of the product.

BLSI is developing novel diagnostics and therapeutics for Parkinson's Disease
(PD) and Attention Deficit Hyperactivity Disorder (ADHD) as well as treatments for cancer, autoimmune disease, and central nervous system disorders. BLSI's products in development include: Altropane, a radioimaging agent for the diagnosis of PD and ADHD; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; novel therapies for the treatment of PD and ADHD; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company's products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.

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For further information, please contact:

Investors                                                 Corporate                     Media
Maria Zapf                      Brandon Lewis             Boston Life Sciences, Inc.    Jim Weinrebe
Boston Life Sciences, Inc.      The Trout Group           Marc Lanser, MD               Schwartz Communications
617.425.0200, ext.17            212.477.9007, ext. 15     Chief Scientific Officer      781.684.0770
www.bostonlifesciences.com      www.troutgroup.com        617.425.0200                  www.schwartz-pr.com